Exhibit 99.1

Investor Inquiries:
Gregory C. Thompson
(440) 329-6111
INVACARE CORPORATION REPORTS FOURTH QUARTER RESULTS

ELYRIA, Ohio – (January 30, 2008) – Invacare Corporation (NYSE: IVC) today announced its financial results for the fourth quarter and twelve months ended December 31, 2007.

The following Financial Highlights should be read in conjunction with the Condensed Consolidated Statements of Operations and Balance Sheets and related Reconciliation Tables included elsewhere in this press release.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Sales	$426,762	$385,105	$1,602,237	$1,498,035
Net earnings (loss) per share – assuming dilution	$.22	$(10.61)	$.04	$(10.00)
Net earnings (loss)	$7,001	$(337,627)	$1,190	$(317,774)
Adjusted earnings per share(a), (d)	$.62	$.33	$1.34	$1.18
Adjusted net earnings(b), (e)	$19,861	$10,403	$42,905	$37,753
Adjusted EBITDA(f)	$43,805	$27,802	$132,671	$121,071
Free cash flow(c)	$44,414	$23,399	$72,539	$52,898

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the fourth quarter were $.22 ($7.0 million net earnings) as compared to a loss per share for the same period last year of $10.61 ($337.6 million net loss).  Adjusted earnings per share(a)were $.62 for the fourth quarter of 2007 as compared to $.33 for the fourth quarter last year.   Adjusted net earnings(b)for the quarter were $19.9 million versus $10.4 million last year.  The fourth quarter 2007 net earnings and adjusted net earnings(b)include an additional $.9 million attributable to the one-time tax benefit associated with new tax laws enacted in Germany which reduced the Company’s tax rate and the corresponding German net deferred tax credits.  Adjusted earnings per share(a)excluding the one-time tax benefit were $.59 for the fourth quarter of 2007.

Net sales for the quarter increased 10.8% to $426.8 million versus $385.1 million last year.  Foreign currency translation increased net sales by five percentage points. Organic net sales for the quarter grew 6.0% over the same period last year driven primarily by European organic net sales growth of 9.8% and Invacare Supply Group (ISG) net sales growth of 14.2%.  European net sales growth continues, resulting from volume increases in most regions.  ISG growth continues mainly due to home delivery program sales to large providers and volume increases in enterals and diabetic product lines.  North America/HME (NA/HME) organic net sales increased by 2.8% for the quarter, the first quarter over quarter increase this year, reflecting the improved stability and sequential improvement of this business segment as compared to a revenue decline in the first nine months of the year of 3.3%.

The Company achieved its cost reduction and profit improvement initiatives established at the beginning of the year.  The benefits achieved from the cost reduction initiatives, principally related to product sourcing savings, headcount reductions, and manufacturing consolidation, totaled $40 million for 2007, which was slightly better than the Company’s expectations.  However, as expected, a significant portion of this benefit was offset by continued pricing pressures and product mix shift toward lower margin product in the U.S. as a result of Medicare related reimbursement changes.

Gross margin as a percentage of net sales for the fourth quarter was higher by 2.9 percentage points compared to last year’s fourth quarter, primarily due to cost reduction activities, offset by higher volume discounts related to increased sales to national providers in the Respiratory product line and continued competitive pricing pressures in the U.S.  Margins were also favorably impacted by .8 of a percentage point from insurance and asset recoveries related to an embezzlement, which was disclosed earlier this year, at one of the Company’s foreign facilities.

Selling, general and administrative expense (SG&A) decreased 18.3% to $92.7 million in the quarter compared to $113.5 million in the fourth quarter last year.  Foreign currency translation increased SG&A expense by three percentage points, while acquisitions increased SG&A expense by less than one percentage point.  SG&A decreased when compared to the fourth quarter of last year as a result of recording an incremental reserve related to accounts receivable of approximately $26.8 million pre-tax in the prior year.  After adjusting for this item, along with foreign currency translation and acquisitions, SG&A increased 2.0%.  SG&A benefited in the quarter from a one-time gain of $4.0 million resulting from debt cancellation related to a development stage company which the Company consolidated in accordance with the provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This benefit was offset by an increase in bonus expense of $3.0 million, increased bad debt expense of $1.4 million, and legal and professional expenses related to the settlement of the embezzlement noted above of $1.0 million.

Earnings per share on a GAAP basis for the year ended December 31, 2007 were $.04 ($1.2 million net earnings) as compared to a loss per share for the same period last year of $10.00 ($317.8 million net loss). Adjusted earnings per share(d)were $1.34 for 2007 as compared to $1.18 last year.   Adjusted net earnings(e)for the year ended December 31, 2007 were $42.9 million versus $37.8 million last year.  The 2007 net earnings and adjusted net earnings(e)include a one-time net tax benefit recorded in the third and fourth quarters of $7.2 million ($.22 per share benefit), primarily attributable to new German tax laws enacted which reduced the Company’s tax rate and German net deferred tax credits.  Adjusted earnings per share(d), excluding the one-time net tax benefit, were $1.12 for 2007.  Net sales for 2007 increased 7.0% to $1.6 billion versus $1.5 billion last year.  Acquisitions increased net sales by one percentage point and foreign currency translation increased net sales by three percentage points.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “I am extremely proud that our management team met and exceeded challenging commitments for adjusted earnings per share(d), free cash flow(c), and cost reduction.  Invacare’s performance was better than expected as a result of continued execution of our cost reduction programs totaling $40 million for the year.  We are also encouraged by the improving organic net sales growth trends.  As well, during 2007, two national accounts have made significant purchases of our HomeFill® oxygen technology.  European business continues to perform well with improved sales and earnings over last year.  We also generated strong free cash flow(c), totaling $44 million for the quarter and $73 million for the year, driven by stronger than expected cash collections on receivables and by inventory reductions.  This enabled the Company to reduce debt in the quarter by approximately $38 million.  Cost reduction and reducing our debt levels were our top priorities for 2007 and we were successful in achieving both.”

NORTH AMERICA/HME (NA/HME)

For the quarter ended December 31, 2007, NA/HME net sales increased 4.7% to $172.8 million compared to $165.1 million in the same period last year, driven primarily by sales increases in the Rehab and Standard product lines.  Foreign currency increased net sales by one percentage point, while acquisitions increased net sales by less than a percentage point.  Standard product line net sales for the fourth quarter increased 4.9% compared to the fourth quarter of last year driven by increased volumes in manual wheelchairs, patient aids and beds, along with stable pricing.  Rehab product line net sales increased by 5.6% compared to the fourth quarter last year despite competitive pricing reductions resulting from Medicare reimbursement changes.  Excluding consumer power products, Rehab product line net sales increased 12% driven by volume increases in custom power and custom manual wheelchairs, as well as seating systems, and benefited from new product introductions and market share gains.   However, this increase was partially offset by continued volume declines in the consumer power product line, primarily with national providers, along with competitive price reductions implemented in late 2006 due to Medicare reimbursement changes for these products.  Respiratory product line net sales declined 6.2% due to reduced unit volumes of oxygen concentrators resulting from the loss of one large national provider, continued inventory utilization programs by providers, and pricing declines in concentrators. HomeFill® oxygen system net sales increased for the quarter by 20.0% due to increased purchases by a large national provider.

For the quarter, NA/HME earnings before income taxes were $8.6 million, excluding restructuring charges of $.2 million pre-tax, as compared to loss before income taxes of $328.9 million last year, excluding restructuring charges of $3.6 million pre-tax. Loss before income taxes for the quarter ended December 31, 2006 also included charges of $26.8 million pre-tax accounts receivable reserve and a $300.4 million pre-tax impairment charge related to goodwill and other intangible assets.  Excluding these items, loss before income taxes was $1.8 million in the fourth quarter.  The increase in earnings before income taxes of $10.4 million after these adjustments was the result of cost reduction programs, increased volumes, and insurance and asset recoveries related to embezzlement at one of the Company’s foreign facilities.

For the year, NA/HME net sales decreased 1.2% to $668.3 million versus $676.3 million last year.  Foreign currency increased net sales by one percentage point while acquisitions increased net sales by less than one percentage point.  Earnings before income taxes increased to $14.7 million, excluding restructuring charges of $3.9 million pre-tax, versus a loss of $306.2 million last year, excluding restructuring charges of $9.6 million pre-tax.  Loss before income tax for the year ended December 31, 2006 also included charges of $26.8 million pre-tax accounts receivable reserve and $300.4 million pre-tax impairment charge related to goodwill and other intangible assets.  Excluding these items, earnings before income taxes were $21.0 million last year.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the quarter increased 14.2% to $68.6 million compared to $60.0 million last year driven by an increase in home delivery program sales primarily with larger providers and volume increases in enterals and diabetic product lines.  Earnings before income taxes for the quarter increased slightly to $.8 million as compared to $.7 million last year, excluding restructuring charges of $.3 million pre-tax, as a result of increased volumes.

For the year, ISG net sales increased 12.6% to $257.0 million versus $228.2 million last year.  Earnings before income taxes decreased to $3.3 million as compared to $4.3 million last year, excluding restructuring charges of $.1 and $1.0 million pre-tax, respectively.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the quarter decreased by 5.6% to $23.1 million compared to $24.5 million last year primarily due to reduced purchasing by a large national account.  The introduction of new bed products during the fourth quarter offset a portion of the decline.  Foreign currency translation increased net sales by four percentage points. Earnings before income taxes decreased to $.1 million, as compared to $.8 million last year as a result of volume reductions, unfavorable foreign currency exchange rate movement of the Canadian dollar and incremental costs related to new product introductions.

For the year, IPG net sales decreased 4.7% to $89.0 million versus $93.5 million last year.  Earnings before income taxes decreased to $1.0 million, excluding restructuring charges of $.2 million pre-tax, as compared to $4.8 million last year.

EUROPE

For the quarter, European net sales increased 19.7% to $139.2 million versus $116.3 million last year.  Foreign currency translation increased net sales by ten percentage points.  For the quarter, earnings before income taxes were $14.2 million, excluding restructuring charges of $1.4 million pre-tax, as compared to $11.4 million last year, excluding restructuring charges of $6.4 million pre-tax.  Net sales performance continues to be strong in most regions and increased profits were driven by volume increases, cost reduction initiatives and a weakening U.S. dollar.

For the year, European net sales increased 15.7% to $498.1 million versus $430.4 million last year.  Foreign currency translation increased net sales by eight percentage points. Earnings before income taxes were $40.7 million, excluding restructuring charges of $4.5 million pre-tax, as compared to $34.7 million last year, excluding restructuring charges of $8.7 million pre-tax.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales increased 20.1% to $23.0 million versus $19.2 million last year.  Foreign currency increased net sales by fifteen percentage points.  For the quarter, loss before income taxes was $1.7 million, excluding restructuring charges of $1.3 million pre-tax, as compared to pre-tax loss of $.9 million last year, excluding restructuring charges of $1.0 million pre-tax.  Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers by Invacare’s New Zealand subsidiary along with negative foreign currency impacts.  The Company is taking aggressive action to further reduce costs by moving its New Zealand manufacturing to China with completion expected by July 2008.

For the year, Asia/Pacific net sales increased 29.0% to $89.8 million versus $69.6 million last year.  Foreign currency increased net sales by thirteen percentage points and acquisitions increased net sales by nineteen percentage points.  Loss before income taxes was $3.9 million, excluding restructuring charges of $2.8 million pre-tax, as compared to a pre-tax loss of $5.4 million last year, excluding restructuring charges of $1.9 million pre-tax.

FINANCIAL CONDITION

Total debt outstanding was $537.9 million at the end of the year, resulting in a debt-to-total-capitalization ratio of 49.3% versus 54.1% at the end of 2006, and 53.1% at the end of the third quarter of this year.  The Company reduced debt outstanding by $38.2 million during the quarter as a result of significant positive cash flow generation.

The Company generated $44.4 million of free cash flow(c)in the fourth quarter and $72.5 million for the year. The improvement in the fourth quarter free cash flow(c), as compared to the third quarter free cash flow(c)of $29.0 million, was principally due to increased earnings and improved working capital management primarily in accounts receivable and inventory.

Days sales outstanding improved by four days to 62 days versus 66 days last year.  Inventory turns were 4.9 versus 4.4 at the end of last year.   The Company’s cash and cash equivalents at the end of the year were approximately $62.5 million, down from $82.4 million at the end of last year.

OUTLOOK

Cost reduction initiatives were the Company’s primary focus during 2007 and will continue to be a priority in 2008.  The successful implementation of the 2007 cost reductions improved the Company’s operating margin by approximately $40 million.  These initiatives included:

·	Product line rationalization;

·	Expanded outsourcing;

·	Rationalization of facilities;

·	Supply chain simplification / rationalization; and

·	Organization and infrastructure rationalization.

The incremental annualized savings from these initiatives should improve the Company’s operating margins in 2008 by approximately $15 million.  In addition, the Company has identified new cost reduction initiatives which should result in additional savings in 2008 of at least $20 million.  However, it is anticipated that the benefit to operating margins realized from these initiatives will be tempered by continuing reimbursement uncertainties, primarily the implementation of competitive bidding in the U.S., and continued global pricing pressures in the industry.

With these factors in mind, the Company is providing the following guidance:

·	Organic growth in net sales of 4% to 5%, excluding the impact from acquisitions and foreign currency translation adjustments;

·	Effective tax rate on adjusted earnings of 20% to 25%;

·	Adjusted earnings per share of $1.35 to $1.50; and

·	Free cash flow(c) between $45 million and $55 million.

Commenting on the Company’s anticipated results, Mixon said, “In 2008, cost reduction and reducing our debt levels will continue to be our top priorities. We are hopeful that successful execution will ultimately enable us to return to unsecured borrowing status. We expect the Company’s adjusted earnings per share, excluding the one time German tax benefit in 2007, to increase significantly due to a continuation of our cost reduction efforts and modest organic sales growth.  Our European businesses performed well in 2007 with strong top-line growth and improving profitability, and we expect more of the same in 2008 from Europe.  We remain cautious regarding the impact of the potential reimbursement changes in the U.S. market and the continued pricing pressures.

The Centers for Medicare and Medicaid Services (CMS) continues to move forward with the implementation of competitive bidding in 10 Metropolitan Statistical Areas (MSAs) with the bid awards effective as of July 1, 2008, and an additional 70 MSAs in 2009.  There is discussion in Washington regarding the possibility of proposed Medicare changes later this year, particularly with regard to oxygen and power wheelchairs.  We continue to work for the industry and lobby against oxygen reimbursement reductions and against elimination of the power wheelchair first month purchase option.  We are also lobbying for modification to the competitive bidding program to ensure small business participation and consumer access.   At this point, it is still possible oxygen reimbursement cuts will be included in a Medicare bill, as could the power wheelchair issue.  We continue to believe that should reimbursement reductions occur, new oxygen technologies such as our HomeFill®product will remain at current reimbursement levels.

As we enter 2008, we are confident that continued cost reduction initiatives and modest organic growth should position us for solid earnings improvement throughout the year.”

(a) Adjusted earnings per share (EPS) for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($3.0 million pre-tax for the quarter ended December 31, 2007 as compared to $11.3 million pre-tax for the quarter ended December 31, 2006), debt finance charges, interest and fees associated with the Company’s debt refinancing ($3.7 million pre-tax for the quarter ended December 31, 2006), incremental accounts receivable reserve ($26.8 million pre-tax for the quarter ended December 31. 2006), asset write-downs related to goodwill and other intangible assets ($300.4 million pre-tax for the quarter ended December 31, 2006) and tax valuation allowances divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($3.0 million pre-tax for the quarter ended December 31, 2007 as compared to $11.3 million pre-tax for the quarter ended December 31, 2006), debt finance charges, interest and fees associated with the Company’s debt refinancing ($3.7 million pre-tax for the quarter ended December 31, 2006), incremental accounts receivable reserve ($26.8 million pre-tax for the quarter ended December 31, 2006), asset write-downs related to goodwill and other intangible assets ($300.4 million pre-tax for the quarter ended December 31, 2006) and tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure, which is defined as net cash provided by operating activities, excluding cash related restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted earnings per share (EPS) for the year is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($11.4 million pre-tax for the year ended December 31, 2007 as compared to $21.3 million pre-tax for the year ended December 31, 2006), debt finance charges, interest and fees associated with the Company’s debt refinancing ($13.4 million pre-tax for the year ended December 31, 2007 and $3.7 million pre-tax for the year ended December 31, 2006), incremental accounts receivable reserve ($26.8 million pre-tax for the year ended December 31, 2006), asset write-downs related to goodwill and other intangible assets ($300.4 million pre-tax for the year ended December 31, 2006) and tax valuation allowances divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(e) Adjusted net earnings for the year is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($11.4 million pre-tax for the year ended December 31, 2007 as compared to $21.3 million pre-tax for the year ended December 31, 2006), debt finance charges, interest and fees associated with the Company’s debt refinancing ($13.4 million pre-tax for the year ended December 31, 2007 and $3.7 million pre-tax for the year ended December 31, 2006), incremental accounts receivable reserve ($26.8 million pre-tax for the year ended December 31, 2006), asset write-downs related to goodwill and other intangible assets ($300.4 million pre-tax for the year ended December 31, 2006) and tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(f) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees, stock option expense, incremental accounts receivable reserve and asset write-downs related to goodwill and other intangible assets.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 5,700 associates and markets its products in 80 countries around the world.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”,” believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payer reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreement or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007		2006	2007		2006
Net sales	$426,762		$385,105	$1,602,237		$1,498,035
Cost of products sold	304,911	*	285,961 *	1,155,933	*	1,080,965 *
Gross profit	121,851		99,144	446,304		417,070
Selling, general and administrative expense	92,693		113,498	366,846		373,846
Charge related to restructuring activities	1,784		8,924	9,591		17,277
Debt finance charges, interest and fees associated with debt refinancing	5		3,745	13,408		3,745
Asset write-downs related to goodwill and other intangibles	-		300,417	-		300,417
Interest expense – net	9,993		8,562	41,969		31,309
Earnings (loss) before income taxes	17,376		(336,002)	14,490		(309,524)
Income taxes	10,375		1,625	13,300		8,250
Net earnings (loss)	$7,001		$(337,627)	$1,190		$(317,774)

Net earnings (loss) per share – basic	$0.22		$(10.61)	$0.04		$(10.00)
Weighted average shares outstanding – basic	31,851		31,824	31,840		31,789

Net earnings (loss) per share – assuming dilution **	$0.22		$(10.61)	$0.04		$(10.00)
Weighted average shares outstanding – assuming dilution **	32,067		31,824	31,927		31,789

* Cost of products sold includes inventory markdowns resulting from restructuring of $1,197 and $1,817 for the three and twelve-month periods ending December 31, 2007, respectively; as compared to $2,329 and $3,973 for the three and twelve-month periods ending December 31, 2006, respectively.

** Net earnings (loss) per share assuming dilution calculated for twelve-month period ending December 31, 2006 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net earnings (loss)	$7,001	$(337,627)	$1,190	$(317,774)
Interest expense	10,784	9,336	44,309	34,084
Income taxes	10,375	1,625	13,300	8,250
Depreciation and amortization	11,308	10,896	43,717	39,892
EBITDA	39,468	(315,770)	102,516	(235,548)
Restructuring charges	2,981	11,253	11,408	21,250
Debt finance charges, interest and fees associated with debt refinancing	5	3,745	13,408	3,745
Bank fees	585	735	2,785	2,845
Stock option expense	766	647	2,554	1,587
Incremental accounts receivable reserve	-	26,775	-	26,775
Asset write-down related to goodwill and other intangible assets	-	300,417	-	300,417
Adjusted EBITDA(1)	$43,805	$27,802	$132,671	$121,071

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees, stock option expense, incremental accounts receivable reserve and asset write-downs related to goodwill and other intangible assets.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net earnings (loss) per share – assuming dilution *	$0.22	$(10.61)	$0.04	$(10.00)
Weighted average shares outstanding- assuming dilution *	32,067	31,824	31,927	31,789
Net earnings (loss)	$7,001	$(337,627)	$1,190	$(317,774)
Income taxes	10,375	1,625	13,300	8,250
Earnings (loss) before income taxes	17,376	(336,002)	14,490	(309,524)
Restructuring charges	2,981	11,253	11,408	21,250
Debt finance charges, interest and fees associated with debt refinancing	5	3,745	13,408	3,745
Incremental accounts receivable reserve	-	26,775	-	26,775
Asset write-down related to goodwill and other intangible assets	-	300,417	-	300,417
Adjusted earnings before income taxes	20,362	6,188	39,306	42,663
Income taxes (benefit)	501	(4,215)	(3,599)	4,910
Adjusted net earnings	$19,861	$10,403	$42,905	$37,753
Weighted average shares outstanding- assuming dilution	32,067	31,924	31,927	32,061
Adjusted earnings per share – assuming dilution(2)	$0.62	$.33	$1.34	$1.18

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, incremental accounts receivable reserve, asset write-downs related to goodwill and other intangible assets and tax valuation reserves divided by weighted average shares outstanding – assuming dilution.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

* Net earnings (loss) per share – assuming dilution calculated for twelve-months ended December 31, 2006 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

Business Segments -The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $24,897,000 and $89,301,000 for the three and twelve months ended December 31, 2007 and $26,884,000 and $103,539,000 for the same periods a year ago.  The information by segment is as follows:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues from external customers
North America / HME	$172,844	$165,112	$668,305	$676,326
Invacare Supply Group	68,553	60,034	256,993	228,236
Institutional Products Group	23,129	24,496	89,026	93,455
Europe	139,201	116,286	498,109	430,427
Asia/Pacific	23,035	19,177	89,804	69,591
Consolidated	$426,762	$385,105	$1,602,237	$1,498,035

Earnings (loss) before income taxes
North America / HME*	$8,348	$(332,512)	$10,793	$(315,763)
Invacare Supply Group	781	457	3,198	3,291
Institutional Products Group	109	816	801	4,789
Europe	12,803	5,011	36,170	26,077
Asia/Pacific	(2,960)	(1,892)	(6,750)	(7,318)
All Other	(1,705)	(7,882)	(29,722)	(20,600)
Consolidated	$17,376	$(336,002)	$14,490	$(309,524)

Restructuring charges before income taxes
North America / HME	$244	$3,565	$3,865	$9,614
Invacare Supply Group	22	317	67	1,009
Institutional Products Group	-	-	172	38
Europe	1,431	6,372	4,495	8,658
Asia/Pacific	1,284	999	2,809	1,931
Consolidated	$2,981	$11,253	$11,408	$21,250

Debt finance charges, interest and fees associated with debt refinancing
All Other	$5	$3,745	$13,408	$3,745

Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
North America / HME*	$8,592	$(328,947)	$14,658	$(306,149)
Invacare Supply Group	803	774	3,265	4,300
Institutional Products Group	109	816	973	4,827
Europe	14,234	11,383	40,665	34,735
Asia/Pacific	(1,676)	(893)	(3,941)	(5,387)
All Other	(1,700)	(4,137)	(16,314)	(16,855)
Consolidated	$20,362	$(321,004)	$39,306	$(284,529)

“All other” consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.  In addition, the “All other” earnings (loss) before income taxes for 2007 includes debt finance charges, interest and fees associated with debt refinancing and earnings (loss) associated with a consolidated variable interest entity.

*Quarter and year ended December 31, 2006 includes $26.8 million pre-tax expense related to an incremental accounts receivable reserve and $300.4 million pre-tax expense for asset write-downs related to goodwill and other intangible assets.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2007 (unaudited)	December 31, 2006
Current Assets
Cash, cash equivalents and marketable securities	$62,455	$82,393
Trade receivables – net	264,143	261,606
Inventories – net	195,604	201,756
Deferred income taxes and other current assets	75,371	110,003
Total Current Assets	597,573	655,758

Other Assets	196,398	170,319
Plant and equipment – net	169,376	173,945
Goodwill	543,183	490,429
Total Assets	$1,506,530	$1,490,451

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$150,170	$163,041
Accrued expenses	145,958	147,776
Accrued income taxes	8,495	12,916
Short-term debt and current maturities of long-term debt	24,510	124,243
Total Current Liabilities	329,133	447,976

Long-Term Debt	513,342	448,883
Other Long-Term obligations	110,012	107,223

Shareholders’ Equity	554,043	486,369
Total Liabilities and Shareholders’ Equity	$1,506,530	$1,490,451

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net cash provided by operating activities	$48,688	$25,173	$79,100	$62,454
Plus:
Net cash impact related to restructuring activities	2,055	2,228	13,006	9,935
Less:
Purchases of property and equipment, net	(6,329)	(4,002)	(19,567)	(19,491)
Free Cash Flow	$44,414	$23,399	$72,539	$52,898

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).